EXHIBIT 5.1
                                                                     -----------

                                 GAEBE & KEZIRIAN
                                 ATTORNEYS AT LAW
                               128 DORRANCE STREET
                          PROVIDENCE, RHODE ISLAND 02903

                                      -----

                                 (401) 331-0800

DANA H. GAEBE                                                 FAX (401) 861-2260

WAYNE M. KEZIRIAN

    -----

ALLISON ROCK                      September 6, 2000

Network  Six,  Inc.
475  Kilvert  Street
Warwick,  RI  02886

     Re: Registration Statement on Form S-8 of Network Six, Inc. dated September 6, 2000 (the "Registration Statement")
            ----------------------------------------------------------

Ladies  and  Gentlemen:

     We have acted as special counsel for Network Six, Inc., a Rhode Island corporation (the "Company"), in connection with the registration on Form S-8 of the offer and sale of up to 292,570 shares (the "Shares") of the Company's Common Stock, par value $.10 per share, issuable upon the exercise of certain stock options or other awards (collectively, the "Options and Awards") that may be issued pursuant to the Company's Non-Employee Director Stock Option Plan, 1993 Incentive Stock Option Plan, and Restricted Stock Plan (collectively, the "Plans").

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction of
(i) the Registration Statement, as filed with the Securities and Exchange Commission (the "Commission") under the Act; (ii) the Articles of Incorporation
                  ----------
of the Company, as currently in effect; (iii) the By-Laws of the Company, as currently in effect; and (iv) resolutions of the Board of Directors of the Company relating to, among other things, the issuance of the Shares and the filing of the Registration Statement. We have also examined such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. We have also assumed that the Company's Board of Directors, or a duly authorized committee thereof, will have approved the issuance of each Option and Award prior to the issuance thereof. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.


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Network Six, Inc.
September 6, 2000 - Page 2


     Based upon and subject to the foregoing, we are of the opinion that all Shares issued pursuant to the Plans will be, upon payment of the specified exercise price therefor (if applicable), legally issued, fully paid, and non-assessable.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.

                                                   Very  truly  yours,

                                                   Gaebe & Kezirian

                                              By:  /s/  Dana H. Gaebe
                                                   ---------------------------
                                                   Dana H. Gaebe


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